EX-FILING FEES

Calculation of Filing Fee Tables

424B2

(Form Type)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

WILLIS TOWERS WATSON SUB HOLDINGS UNLIMITED COMPANY

WILLIS NETHERLANDS HOLDINGS B.V.

WILLIS INVESTMENT UK HOLDINGS LIMITED

TA I LIMITED

WILLIS TOWERS WATSON UK HOLDINGS LIMITED

TRINITY ACQUISITION PLC

WILLIS GROUP LIMITED

WILLIS NORTH AMERICA INC.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.350% Senior Notes due 2033	457(r)	$750,000,000	N/A	$747,997,500	.00011020	$82,429.33
	Debt	Guarantee of 5.350% Senior Notes due 2033	457(n)[1]	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid

	Total Offering Amounts					$747,997,500		$82,429.33

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$82,429.33

[1]	Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantee.